Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger.

1. The name of each constituent corporation is “Nanosphere, Inc.”, a Delaware corporation, and “Commodore Acquisition, Inc.”, a Delaware corporation.

2. The Agreement and Plan of Merger, as amended (the “Agreement of Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Title 8, Section 251(h) of the DGCL.

3. The name of the surviving corporation is “Nanosphere, Inc.”, a Delaware corporation.

4. The Certificate of Incorporation of the surviving corporation is amended and restated in its entirety in the form attached hereto as Exhibit A.

5. The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

6. A copy of the executed Agreement of Merger is on file at 4088 Commercial Ave, Northbrook, IL 60062, the place of business of the surviving corporation.

7. A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer on June 30, 2016.

Nanosphere, Inc.

By:	/s/ Nachum Shamir
Name: Nachum Shamir
Title: President and Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NANOSPHERE, INC.

ARTICLE I.

The name of the corporation is Nanosphere, Inc. (the “Corporation”).

ARTICLE II.

The Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

ARTICLE III.

The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Section 102 of the General Corporation Law of the State of Delaware, as amended (the “Act”).

ARTICLE IV.

The total number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares of Common Stock with $0.001 par value per share.

ARTICLE V.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article V shall not eliminate or limit the liability of a director to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Neither the amendment nor repeal of this Article V, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of any inconsistent provision.

ARTICLE VI.

The Board of Directors may adopt, alter and amend the bylaws of the Corporation.